Exhibit (11)

                                  Wilmer Hale
                                60 State Street
                                Boston,MA 02109
                                (617)526-6440 (t)
                                (617)526-5000 (f)



October 13, 2006



The Wright Managed Income Trust
  On behalf of Wright Current Income Fund
255 State Street
Boston, Massachusetts  02109

Ladies and Gentlemen:

Wright Current Income Fund (the "Fund") is a series of Wright Managed Income Trust (the "Trust"), a Massachusetts business, which was established under a Declaration of Trust dated February 17, 1983, as amended and restated on December 19, 1984 and April 28, 1997, and as further amended from time to time (as so amended and restated the "Declaration of Trust"). The beneficial interests thereunder are represented by transferable shares of beneficial interest, no par value.

The Trustees have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided. Pursuant to Article V,
Section 5.1 of the Declaration of Trust, the number of shares of beneficial interest authorized to be issued under the Declaration of Trust is unlimited and the Trustees are authorized to divide the shares into one or more series of shares and one or more classes thereof as they deem necessary or desirable. Pursuant to Article V, Section 5.4 of the Declaration of Trust, the Trustees are empowered in their discretion to issue shares of any series for such amount and type of consideration, whether cash or other property, and on such terms as the Trustees may determine, all without authorization or vote of the shareholders.

We have examined the Declaration of Trust and By-Laws, each as amended from time to time, of the Trust, resolutions of the Board of Trustees relating to the authorization and issuance of shares of beneficial issuance of the Fund and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including, but not limited to, originals, or copies certified or otherwise identified to our satisfaction, of such documents, Trust records and other instruments. In our examination of the above documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified of photostatic copies.

Our opinions below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the rights and remedies of creditors generally, (ii) statutory or decisional law concerning recourse by creditors to security in the absence of notice or hearing and (iii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of good faith, reasonableness and fair dealing. Further, we do not express any opinion as to (a) the availability of the remedy of specific performance or any other equitable remedy upon breach of any provision of any agreement whether applied by a court of law or equity, (b) the successful assertion of any equitable defense, or (c) the right of any party to enforce the indemnification or contribution provisions of any agreement.

In rendering the opinion below, insofar as it relates to the good standing and valid existence of the Trust, we have relied solely on a certificate of the Secretary of State of The Commonwealth of Massachusetts, dated as of a recent date, and such opinion is limited accordingly and is rendered as of the date of such certificate.

For purposes of this opinion letter, we have not made an independent review of the laws of any state or jurisdiction other than The Commonwealth of Massachusetts and express no opinion with respect to the laws of any jurisdiction other than the laws of The Commonwealth of Massachusetts. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of The Commonwealth of Massachusetts.

Our opinion below, as it relates to the non-assessability of the shares of the Trust, is qualified to the extent that under Massachusetts law, shareholders of a Massachusetts business trust may be held personally liable for the obligations of the Trust. In this regard, however, please be advised that the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust. Also, the By-Laws provide for indemnification out of Trust property for all loss and expense of any shareholder held personally liable for the obligations of the Trust.

Subject to the foregoing, we are of the opinion that the Trust is a voluntary association with transferable classes of shares of beneficial interest and is validly existing under its Declaration of Trust and is in good standing under the laws of The Commonwealth of Massachusetts, and that the shares of beneficial interest of the Fund, when issued in accordance with the terms, conditions, requirements and procedures set forth in the Declaration of Trust, the Trust's Registration Statement on Form N-14, and the Agreement and Plan of Reorganization between the Trust on behalf of the Wright U.S. Government Near Term Fund and the Fund will be validly issued and fully paid and non-assessable by the Trust, subject to compliance with the Securities Act of 1933, as amended (the "Securities Act"), the Investment Company Act of 1940, as amended, and the applicable state laws regulating the sale of securities.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the "Commission") as an exhibit to the Trust's Registration Statement in accordance with the requirements of Form N-14 under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Best regards,

Wilmer Cutler Pickering
Hale and Dorr LLP


By:    /s/ Leonard A. Pierce
      ---------------------------
      Leonard A. Pierce, Partner